Exhibit 99

Hayes Lemmerz Amends and Restates Credit Agreement; Completes New $150 Million Term Loan

NORTHVILLE, Mich., April 11, 2005 -- Hayes Lemmerz International, Inc. (Nasdaq: HAYZ) announced today that it has amended and restated the Credit Agreement, originally dated June 3, 2003, governing its existing Senior Secured Term Loan and Senior Secured Revolving Loan. The Amended and Restated Credit Agreement will provide the Company with additional flexibility under certain financial covenants and increase the Company's ability to fund growth opportunities. Among other things, the Amended and Restated Credit Agreement:

         o establishes a new second lien $150 million term loan, from which approximately 50% of the net proceeds were used to repay a portion of the existing Senior Secured Term Loan, with the remainder to be used for general corporate purposes;

         o reduces the Company's interest rate on the existing term loan by 50 basis points;

         o        favorably modifies the financial covenants; and

         o allows the Company to retain 50% of the net proceeds from the proposed divestiture of its Commercial Highway Hub and Drum business for capital expenditures.

James Yost, Vice President of Finance and Chief Financial Officer, said, "We are extremely pleased with the continued show of support from our existing lenders and the commitment of our new investors. The new financing arrangements significantly enhance the Company's liquidity, provide greater flexibility and enable us to continue our strategic investments in geographic and product areas that have greater investment return and cash flow generation potential."

Hayes Lemmerz International, Inc. is a world leading global supplier of automotive and commercial highway wheels, brakes, powertrain, suspension, structural and other lightweight components. The Company has 43 facilities and approximately 11,000 employees worldwide.

This press release includes forward looking statements within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended, which represent the Company's expectations and beliefs concerning future events that involve risks and uncertainties which could cause actual results to differ materially from those currently anticipated. All statements other than statements of historical facts included in this release are forward looking statements. Factors that could cause actual results to differ materially from those expressed or implied in such forward looking statements include the factors set forth in our periodic reports filed with the SEC. Consequently, all of the forward looking statements made in this press release are qualified by these and other factors, risks, and uncertainties.

Contact:  Marika P. Diamond, Hayes Lemmerz International, Inc., 734.737.5162